Exhibit 99.2

TWMC - Q4 2009 Trans World Entertainment Corp.
Earnings Conference Call

CORPORATE PARTICIPANTS

Bob Higgins
Trans World Entertainment Corp. - Chairman & CEO

John Sullivan
Trans World Entertainment Corp. - EVP, CFO & Secretary

PRESENTATION

Operator
Good day, ladies and gentlemen, and welcome to the Trans World Entertainment fourth-quarter 2009 earnings conference call. At this time all participants are in a listen-only mode. Later we will conduct a question-and-answer session and instructions will be given at that time. (Operator Instructions) As a reminder this conference call is being recorded.
I would now like to introduce your host for today’s conference, Mr. Bob Higgins, Chairman and CEO of Trans World Entertainment. Sir, you may begin.
Bob Higgins - Trans World Entertainment Corp. - Chairman & CEO
Thank you, Devin. Good morning. On the call with me today is John Sullivan, our Chief Financial Officer.
Thank you for joining us today as we discuss our 2009 results. Our January business had little impact on the comp sales results we reported on our holiday sales call. The fourth-quarter comp store sales finished down 7%. By category our fourth-quarter comp sales were down 8% in video and 5% in music. The video game category decreased 17%. This reflected a decrease of 45% in game hardware and an 8% decline in software. During the month of January we took steps to eliminate the game category in over 100 stores. As of year-end 124 of our stores carried games compared to 346 a year ago. Our other categories of electronics, accessories, and trend were flat for the quarter.

For the fiscal year of 2009 comp store sales decreased 10%. Total sales for 2009 decreased 18% to $814 million. For the year our comp sales in the video category were down 8% and represented 42% of our business, the same percentage as 2008. Comp sales in music were down 11% and represented 35% of our business, the same as 2008. Comp sales in video games were down 16%. This reflected a decrease of 45% in game hardware and 9% in software. Games represented 9% of our business, the same as last year. The other categories of electronics, accessories, and trend comped down 9% for the year and represented 14% of our business.

Now John will review our fourth-quarter and annual results in detail and I will follow it up with an update on our business plan. John?

John Sullivan - Trans World Entertainment Corp. - EVP, CFO & Secretary
Thank you, Bob. Good morning. I will first address our quarterly results and then turn to the annual results.
For the fourth quarter of 2009 the Company recorded net income of $11.4 million or $0.36 per share. This compares to a net loss of $9.4 million or $0.30 per share in the fourth quarter of 2008. Included in the results this year is a non-cash charge of $3.6 million, which is the result of recording an impairment charge against certain long-lived assets. Included in last year’s results is an impairment charge of $15.2 million. Our earnings in the quarter before the impairment charge and depreciation, amortization, interest, and taxes was $7.0 million. We also recorded a tax benefit of $12.6 million during the quarter versus an expense of $355,000 last year. The benefit was primarily the result of a federal tax refund received in the quarter due to a change in the tax loss carryback period.

Turning our attention to operational matters, our gross margin rate for the quarter was 27.9% compared to 30.9% last year, a decline of 300 basis points. The primary driver of the decline in gross margin was the impact of liquidation sales in 133 stores that were closed during the quarter. The SG&A rate for the quarter was 25.6% compared to 27.3% last year, a decrease of 170 basis points, as we were able to reduce expenses against the decline in sales.

Interest expense was $600,000 in the quarter compared to $900,000 last year. For the full fiscal year 2009 our net loss was $42.4 million or $1.35 per share compared to a net loss of $69 million or $2.21 per share in 2008. Annual gross margin was 32.1% compared to last year’s 33.5%.

SG&A dollars were $295.6 million, that was 36.3% of sales, compared to $358.7 million, also 36.3% of sales last year. Interest expense was $2.7 million compared to $3.9 million last year due to both lower average borrowings and lower interest rates during the year.

Looking at our year-end 2009 balance sheet we finished the year with a cash balance of $71.5 million compared to $30 million last year. After the seasonal paydown of holiday receipts we finished February with $9 million in operating cash versus borrowings of $34 million in the previous year. Our year-end inventory position was $266 million, that is down from last year’s $378 million. On a square-foot basis inventory was $70 a foot compared to last year’s $83 a foot. During the fourth quarter we closed 133 stores, ending the year with 557 stores occupying 3.4 million square feet. This compares to 712 stores and 4.8 million square feet at the end of 2008.

As sales and earnings in stores have declined steadily over the past few years we have been able to generate cash from inventory through closing stores. Our current ratio has improved to 2.1 from 2.0 in 2008. Our inventory decreased by $112 million, which was the main driver in generating almost $50 million in cash flow from operations.

Now let me turn it back to Bob to discuss our business plan.

Bob Higgins - Trans World Entertainment Corp. - Chairman & CEO
Thank you, John. 2009 was another challenging year in terms of comp sales and operating results. However, our financial position is stronger now than it was at the end of last year. Through prudent inventory management, a sound real estate strategy, and focus on cash flow we ended 2009 with $71 million in cash versus $30 million at the end of 2008. Our inventory leverage improved to 49% from 45% at the end of 2008. Our real estate strategy has allowed us to either reduce rents to help a store achieve an acceptable profit or to close it and generate cash from the liquidation of the inventory. With a core group of stores and a strong balance sheet we are positioned to turn around our operating results. To turn around our operating results we will focus on four key initiatives for 2010. We will drive sales and strengthen the FYE brand through offering better value in our core music and video categories. We will leverage expenses against sales.

We will continue to increase inventory turns and accounts payable leverage to generate cash and decrease working capital needs. We will capitalize on the real estate environment to maximize our footprint of productive locations. 2010 is a key year for us to improve our sales on a per store basis through capitalizing on the foundation we have built to deliver better value and driving additional bottom-line contribution through controlling expenses. While we work to improve our results, we continue to focus on the management of inventory and cash to provide the needed capital as we need to work through our transition.

I will close by saying we are confident that along with our efforts to shed unprofitable stores and lower expenses, we will improve our results.
Now I would like to open up the call to any questions anyone has.

QUESTIONS AND ANSWERS

Operator
(Operator Instructions) I am showing no questions at this time, sir.

Bob Higgins - Trans World Entertainment Corp. - Chairman & CEO
Okay. I would like to thank everybody for their time this morning and I look forward to discussing our earnings results with you at the end of the next quarter. Thank you very much.
Thank you, Devin, for your time this morning.

Operator
Thank you, sir. Ladies and gentlemen, thank you for your participation in today’s conference. This concludes the program. You may all disconnect. Thank you and have a nice day.